Exhibit 23.5

CONSENT OF DRA PROJECTS (PTY) LTD.

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-132294, No. 333-147214, No. 333-164982, No. 333-173881, No. 333-179827, No. 333-186917, No. 333-193061 and 333-201793) of NextSource Materials Inc., of references to the undersigned’s name and DRA Projects (Pty) Ltd.’s name and to the use of the scientific and technical information, including any reserve or resource estimates, from the technical report titled “Molo Feasibility Study - National Instrument 43-101 Technical Report on the Molo Graphite Project located near the Village of Fotadrevo in the Province of Toliara, Madagascar” dated effective July 13, 2017 (the “Technical Information”), including extracts from or summaries of the Technical Information that are contained in the annual report on Form 10-K of NextSource Materials Inc.

October 19, 2017

DRA Projects (Pty) Ltd.

/S/ D. Thompson

Name: D. Thompson Title: Mining Consultant